MANAGEMENT'S REPORT
Gulf Power Company 1994 Annual Report

The management of Gulf Power Company has prepared and is responsible for the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

   The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

   The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

   The audit committee of the board of directors, composed of five directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

   Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

   In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Gulf Power Company in conformity with generally accepted accounting principles.




/s/  Travis J. Bowden
Travis J. Bowden
President
and Chief Executive Officer



/s/  Arlan E. Scarbrough
Arlan E. Scarbrough
Chief Financial Officer

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
of Gulf Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Gulf Power Company (a Maine corporation and a wholly owned subsidiary of The Southern Company) as of December 31, 1994 and 1993, and the related statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements (pages 10 through 27) referred to above present fairly, in all material respects, the financial position of Gulf Power Company as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the periods stated, in conformity with generally accepted accounting principles.

   As explained in Notes 2 and 8 to the financial statements, effective January 1, 1993, Gulf Power Company changed its methods of accounting for postretirement benefits other than pensions and for income taxes.




/s/  Arthur Andersen LLP



Atlanta, Georgia
February 15, 1995

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Gulf Power Company 1994 Annual Report

RESULTS OF OPERATIONS

Earnings

Gulf Power Company's net income after dividends on preferred stock for 1994 totaled $55.2 million, representing a $0.9 million increase from the prior year. Major factors affecting earnings were a decrease in interest charges on long-term debt as a result of security refinancings and an increase in customers. These positive factors were offset by lower revenues primarily due to mild summer weather, and an increase in other operation expenses and taxes. Also, earnings decreased approximately $3.0 million, reflecting the first full year of decreased industrial sales due to the Company's largest industrial customer, Monsanto, installing its own cogeneration facility in August, 1993. Earnings for 1994 increased from the 1993 level, even though 1993 earnings included $4.0 million of unusual items pertaining to the gain on sale of Gulf States Utilities Company (Gulf States) stock and the reversal of a wholesale rate refund discussed below.

   In 1993, earnings were $54.3 million, representing a $0.2 million increase compared to the prior year. This increase resulted primarily from a $2.3 million gain on the sale of Gulf States' stock and the reversal of a $1.7 million wholesale rate refund as the result of a court order. The Company also experienced growth in residential and commercial sales and a decrease in interest expense on long-term debt as a result of security refinancings. These positive events were offset by higher operation and maintenance expense and decreased industrial sales, reflecting the loss of Monsanto, which is discussed above.

   The Company's return on average common equity was 13.15 percent for 1994, a slight decrease from the 13.29 percent return earned in 1993.

Revenues

Changes in operating revenues over the last three years are the result of the following factors:

===========================================================
                                    Increase (Decrease)
                                      From Prior Year
                            -------------------------------
                            1994        1993        1992
                            -------------------------------
                                   (in thousands)
Retail --
   Change in base rates     $    0    $ 1,571      $   722
   Sales growth              7,126      7,671       12,965
   Weather                  (4,631)     4,049       (6,448)
   Regulatory cost
     recovery and other      8,938     (3,079)      (1,839)
- -----------------------------------------------------------
Total retail                11,433     10,212        5,400
- -----------------------------------------------------------
Sales for resale--
   Non-affiliates           (6,098)     2,131*         442
   Affiliates               (5,813)      (909)      (5,268)
- -----------------------------------------------------------
Total sales for resale     (11,911)     1,222       (4,826)
- -----------------------------------------------------------
Other operating
   revenues                 (3,851)       806        5,121
- -----------------------------------------------------------
Total operating
   revenues                $(4,329)   $12,240      $ 5,695
===========================================================
Percent change                (0.7)%      2.1%         1.0%
- -----------------------------------------------------------

* Includes the non-interest portion of the wholesale rate refund reversal discussed in "Earnings."

   Retail revenues of $483.1 million in 1994 increased $11.4 million or 2.4 percent from last year, compared with an increase of 2.2 percent in 1993 and 1.2 percent in 1992. Revenues increased in the residential and commercial classes primarily due to customer growth and favorable economic conditions, partially offset by the effect of milder weather. Revenues in the industrial class declined in 1994 and 1993 primarily due to the loss of Monsanto as discussed in "Earnings." Also, in 1994, industrial sales decreased due to an unexpected six month plant shutdown -- which ended in October 1994 -- by another major industrial customer. The change in base rates for 1993 and 1992 reflects the expiration of a retail rate penalty in September 1992.

   The increase in regulatory cost recovery and other retail revenue is primarily attributable to the first year of recovery under the Environmental Cost Recovery (ECR) clause. Regulatory cost recovery and other primarily includes recovery provisions for fuel expense and the energy component of purchased power costs; energy conservation costs; purchased power capacity

Gulf Power Company 1994 Annual Report

costs; and environmental compliance costs. The recovery provisions equal the related expenses and have no material effect on net income. See Notes 1 and 3 to the financial statements under "Revenues and Regulatory Cost Recovery Clauses" and "Environmental Cost Recovery," respectively, for further information.

   Sales for resale were $83.5 million in 1994, decreasing $11.9 million or 12.5 percent from 1993. The majority of non-affiliated energy sales arise from long-term contractual agreements. Non-affiliated long-term contracts include capacity and energy components. Capacity revenues reflect the recovery of fixed costs and return on investment. Energy is sold at its variable cost. The capacity and energy components under these long-term contracts were as follows:

===========================================================
                           1994         1993           1992
                       ------------------------------------
                                  (in thousands)
Capacity                $30,926      $33,805        $34,180
Energy                   18,456       21,202         22,933
- -----------------------------------------------------------
                        $49,382      $55,007        $57,113
===========================================================

   Capacity revenues decreased in 1994, reflecting the decline in capacity under long-term contracts.

   Sales to affiliated companies vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales have little impact on earnings.

   The changes in other operating revenues for 1994 and 1993 are primarily due to adjustments of regulatory cost recovery clauses for differences between recoverable costs and the amounts actually reflected in revenues. See Notes 1 and 3 to the financial statements under "Revenues and Regulatory Cost Recovery Clauses" and "Environmental Cost Recovery," respectively, for further discussion.

   Kilowatt-hour sales for 1994 and percent changes in sales since 1992 are reported below.

=============================================================
(millions of              Amount            Percent Change
   kilowatt-hours)        ------      ----------------------
                            1994      1994      1993    1992
                          ------      ----------------------
Residential                3,752      1.1%     3.2%     4.1%
Commercial                 2,549      4.8      2.7      4.2
Industrial                 1,847     (9.0)    (6.9)     2.9
Other                         17        -        -     (2.7)
                          ------
Total retail               8,165     (0.3)     0.4      3.8
Sales for resale
   Non-affiliates          1,419     (2.8)     2.0     (7.7)
   Affiliates                874    (15.2)   (14.8)    (2.2)
                          ------
Total                     10,458     (2.1)    (1.1)     1.4
=============================================================

   Retail sales decreased in 1994 primarily due to mild summer weather and a decline in sales in the industrial class, which reflects the loss of Monsanto and a lengthy shutdown of another major customer. The decline in sales was partially offset by a 2.4 percent increase in residential customers, a 2.9 percent increase in commercial customers, and an improving economy. Retail sales were relatively flat in 1993.

   In 1994, energy sales for resale to non-affiliates decreased 2.8 percent and are predominantly related to unit power sales under long-term contracts to Florida utilities, which are discussed above. Energy sales to affiliated companies vary from year to year as mentioned previously.

Expenses

Total operating expenses for 1994 decreased $4.0 million or 0.8 percent from 1993. The decrease is primarily due to decreased fuel and purchased power expenses, offset by an increase in other operation expenses and taxes. In 1993, total operating expenses increased $16.6 million or 3.5 percent from 1992 primarily due to increased operation and maintenance expenses and higher taxes.

   Fuel and purchased power expenses for 1994 declined $13.4 million or 6.5 percent from 1993. The decline reflects the decrease in generation due to the mild weather experienced in 1994 and the lower cost of fuel. In 1993, fuel and purchased power expenses decreased $3.8 million or 1.8 percent from 1992, reflecting the lower cost of fuel.

Gulf Power Company 1994 Annual Report


   In 1994, other operation expenses increased $4.7 million or 4.3 percent from the 1993 level. The increase is primarily attributable to additional costs of $6.4 million related to the buyouts and renegotiation of coal supply contracts and $1.3 million for the Company's pro rata share of affiliated companies' workforce reduction costs. These costs are further discussed in Notes 2 and 5 to the financial statements under "Work Force Reduction Programs" and "Fuel Commitments," respectively. The increase in coal buyouts and workforce reductions costs were partially offset by a decrease in various administrative and general expenses. In 1993, other operation expenses increased $11.9 million or 12.2 percent from the previous year, reflecting $7.4 million of additional costs related to the buyouts and renegotiation of coal supply contracts. In addition, in 1993, other operation expenses increased $3.5 million due to higher employee benefit costs, the Company's pro rata share of the Southern electric system's environmental cleanup costs of a research facility site, and costs related to an automotive fleet reduction program.

   Maintenance expense remained relatively flat in 1994 reflecting no major changes in the scheduling of maintenance of production facilities. In 1993, maintenance expense increased $4.1 million or 9.7 percent over 1992 due to scheduled maintenance of production facilities.

   Federal and state income taxes increased $1.2 million or 3.8 percent in 1994 primarily due to an increase in taxable income. Other taxes increased $1.5 million or 3.7 percent due to higher property taxes, gross receipt taxes, and franchise fee collections. In 1993, federal income taxes increased $0.7 million primarily due to a corporate federal income tax rate increase from 34 percent to 35 percent. Taxes other than income taxes increased $2.3 million in 1993, an increase of 6.1 percent over the 1992 expense primarily due to increases in property and gross receipt taxes. Changes in gross receipt taxes and franchise fee collections, which are collected from customers, have no impact on earnings.

   In 1994, interest expense decreased $3.8 million or 10.5 percent under the prior year. Interest expense in 1993 decreased $3.2 million or 8.1 percent from the 1992 level. The decrease in both years is primarily attributable to the refinancing of some of the Company's higher-cost securities.

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its cost of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on a number of factors ranging from growth in energy sales to the effects of a less regulated, more competitive environment.

   Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. Traditionally, these factors included changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, weather, competition, and the rate of economic growth in the Company's service area. However, the Energy Policy Act of 1992 (Energy Act) is beginning to have a dramatic effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased competition for electric utilities. The Company is posturing the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows independent power producers (IPPs) to access the Company's transmission network in order to sell electricity to other utilities. This may enhance the incentive for IPPs to build cogeneration plants for industrial and commercial customers and sell excess energy generation to utilities. Presently, Florida law does not permit retail wheeling. Although the Energy Act does not require transmission access to retail customers, retail wheeling initiatives are rapidly evolving and becoming very prominent issues in several states. In order to address these initiatives, numerous questions must be resolved, with the most complex ones

Gulf Power Company 1994 Annual Report

relating to transmission pricing and recovery of stranded investments. As the initiatives become a reality, the structure of the utility industry could radically change. Therefore, unless the Company remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited and this could significantly erode earnings. Conversely, being the low-cost producer could provide significant opportunities to increase market share and profitability.

   The future effect of cogeneration and small-power production facilities cannot be fully determined at this time. One effect of cogeneration which the Company has experienced is the loss of its largest industrial customer, Monsanto, which is discussed in "Earnings." The Company's strategy is to identify and pursue profitable cogeneration projects in Northwest Florida.

   The Florida Public Service Commission (FPSC) has set conservation goals for the Company to reduce 148 megawatts of peak demand by the year 2003. The Company will file conservation programs in 1995 to accomplish these goals. In response to these goals and seeking to remain competitive with other electric utilities, the Company has developed initiatives which emphasize price flexibility and competitive offering of energy efficiency products and services. These initiatives will enable customers to lower or alter their peak energy requirements. Besides promoting energy efficiency, another benefit of these initiatives could be the ability to defer the need to construct some generating facilities further into the future.

   The Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

   The Federal Energy Regulatory Commission (FERC) regulates wholesale rate schedules and power sales contracts that the Company has with its sales for resale customers. The FERC is currently reviewing the rate of return on common equity included in these schedules and contracts that have a return on common equity of 13.75 percent or greater, and may require such returns to be lowered, possibly retroactively. See Note 3 to the financial statements under "FERC Reviews Equity Returns" for additional information.

   Compliance costs related to the Clean Air Act Amendments of 1990 (Clean Air
Act) could reduce earnings if such costs are not fully recovered. The Clean Air Act is discussed later under "Environmental Matters." Also, state of Florida legislation adopted in 1993 that provides for recovery of prudent environmental compliance costs is discussed in Note 3 to the financial statements under "Environmental Cost Recovery."

FINANCIAL CONDITION

Overview

The principal changes in the Company's financial condition during 1994 were gross property additions of $78.9 million and an increase of $47.4 million in notes payable. Funds for the property additions were provided by internal sources. The Company continued to refinance higher-cost securities to lower the Company's cost of capital. See "Financing Activities" below and the Statements of Cash Flows for further details.

Financing Activities

The Company continued to lower its financing costs by issuing new securities and other debt, and retiring higher-cost issues in 1994. The Company sold through public authorities, $42 million of pollution control revenue bonds and obtained $32.1 million of long-term bank notes. Retirements, including maturities during 1994, totaled $48.9 million of first mortgage bonds, $42.1 million of pollution control bonds, $24.2 million of bank notes and other long-term debt, and $1 million of preferred stock. (See the Statements of Cash Flows for further details.)

Gulf Power Company 1994 Annual Report


   Composite financing rates for the years 1992 through 1994 as of year end were as follows:

===========================================================
                                  1994      1993       1992
                                  -------------------------
Composite interest rate on
   long-term debt                 6.5%      7.1%       8.0%
Composite preferred stock
   dividend rate                  6.6%      6.5%       7.3%
===========================================================

   The continued decrease in the composite interest rate on long-term debt reflects the Company's continued efforts to refinance higher-cost debt, which is discussed above. The slight increase in the composite preferred dividend rate is primarily due to an increase in dividends on the Company's adjustable rate preferred stock, reflecting the recent rise in interest rates.

Capital Requirements for Construction

The Company's gross property additions, including those amounts related to environmental compliance, are budgeted at $222 million for the three years beginning 1995 ($62 million in 1995, $76 million in 1996, and $84 million in 1997). The estimates of property additions for the three-year period include $13 million committed to meeting the requirements of the Clean Air Act, the cost of which is expected to be recovered through the ECR clause, which is discussed in
Note 3 to the financial statements under "Environmental Cost Recovery." Actual construction costs may vary from this estimate because of factors such as the granting of timely and adequate rate increases; changes in environmental regulations; revised load projections; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. The Company does not have any baseload generating plants under construction. However, significant construction related to maintaining and upgrading transmission and distribution facilities and generating plants will continue.

Other Capital Requirements

In addition to the funds needed for the construction program, approximately $74.3 million will be required by the end of 1997 in connection with maturities of long-term debt and preferred stock subject to mandatory redemption. Also, the Company plans to continue a program to retire higher-cost debt and preferred stock and replace these obligations with lower-cost capital as market conditions and terms of the instruments permit.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- will have a significant impact on the Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants will be required in two phases. Phase I compliance began in 1995 and affects eight generating plants
- -- some 10,000 megawatts of capacity or 35 percent of total capacity -- in the Southern electric system. Phase II compliance is required by 2000, and all fossil-fired generating plants in the Southern electric system will be affected.

   In 1993, the Florida Legislature adopted legislation that allows a utility to petition the FPSC for recovery of prudent environmental compliance costs that are not being recovered through base rates or any other rate-adjustment clause. The legislation is discussed in Note 3 to the financial statements under "Environmental Cost Recovery." Substantially all of the costs for the Clean Air Act and other new legislation discussed below is expected to be recovered through the Environmental Cost Recovery clause.

   In 1995, the Environmental Protection Agency (EPA) will begin issuing annual sulfur dioxide emission allowances through the allowance trading program. An emission allowance is the authority to emit one ton of sulfur dioxide during a calendar year. The method for issuing allowances is based on the fossil fuel consumed from 1985 through 1987 for each affected generating unit. Emission allowances are transferable and can be bought, sold, or banked and used in the future.

   The sulfur dioxide emission allowance program is expected to minimize the cost of compliance. The Southern Company's sulfur dioxide compliance strategy is designed to use allowances as a compliance option.

   The Southern Company expects to achieve Phase I sulfur dioxide compliance at the eight affected plants by switching to low-sulfur coal, which has required some equipment upgrades. This compliance strategy is expected to result in unused emission allowances being banked for later use. Additional construction

Gulf Power Company 1994 Annual Report

expenditures are required to install equipment for the control of nitrogen oxide emissions at these eight plants. Also, continuous emissions monitoring equipment has been installed on all fossil-fired units. Construction expenditures for Phase I are estimated to total approximately $300 million for The Southern Company through 1995. Through 1994, the Company's construction expenditures for Phase I were approximately $51 million.

   For Phase II sulfur dioxide compliance, The Southern Company could use emission allowances banked during Phase I, increase fuel switching, install flue gas desulfurization equipment at selected plants, and/or purchase more allowances depending on the price and availability of allowances. Also, in Phase II, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired plants as required to meet anticipated Phase II limits. Therefore, during the period 1996 to 2000, the current compliance strategy could require total construction expenditures of approximately $150 million for The Southern Company, including approximately $19 million for the Company. However, the full impact of Phase II compliance cannot be determined with certainty, pending the continuing development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

   Following adoption of legislation in April of 1992 allowing electric utilities in Florida to seek FPSC approval of their Clean Air Act Compliance Plans, the Company filed its petition for approval. The FPSC approved the Company's plan for Phase I compliance, deferring until a later date approval of its Phase II Plan.

   An average increase of up to 4 percent in annual revenue requirements from the Company's customers could be necessary to fully recover the cost of compliance for both Phase I and Phase II of Title IV of the Clean Air Act. Compliance costs include construction expenditures, increased costs for switching to low-sulfur coal, and costs related to emission allowances.

   Title III of the Clean Air Act requires a multi-year EPA study of power plant emissions of hazardous air pollutants. The EPA is scheduled to submit a report to Congress on the results of this study by November 1995. The report will include a decision on whether additional regulatory control of these substances is warranted. Compliance with any new control standards could result in significant additional costs. The impact of new standards -- if any -- will depend on the development and implementation of applicable regulations.

   The EPA continues to evaluate the need for a new short-term ambient air quality standard for sulfur dioxide. Preliminary results from an EPA study on the impact of a new standard indicate that a number of plants could be required to install sulfur dioxide controls. These controls would be in addition to the controls already required to meet the acid rain provision of the Clean Air Act. The EPA issued proposed rules in November 1994 and is required to take final action on this issue in 1996. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

   In addition, the EPA is evaluating the need to revise the ambient air quality standards for particulate matter, nitrogen oxides, and ozone. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

   In 1995, the EPA may issue revised rules on air quality control regulations related to stack height requirements of the Clean Air Act. The full impact of the final rules cannot be determined at this time, pending their development and implementation.

   In 1993, the EPA issued a ruling confirming the non-hazardous status of coal ash. However, the EPA has until 1998 to classify co-managed utility wastes -- coal ash and other utility wastes -- as either non-hazardous or hazardous. If the EPA classifies the co-managed wastes as hazardous, then substantial additional costs for the management of such wastes may be required. The full impact of any change in the regulatory status will depend on the subsequent development of co-managed waste requirements.

   The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur costs to clean up properties currently or previously owned. The Company conducts studies to determine the extent of any required cleanup costs and has recognized in the financial statements costs to clean up known sites. For additional information, see Note 3 to the financial statements under "Environmental Cost Recovery."

Gulf Power Company 1994 Annual Report


   Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of these requirements cannot be determined at this time, pending the development and implementation of applicable regulations.

    Compliance with possible new legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential for lawsuits alleging damages caused by electromagnetic fields exists.

Sources of Capital

At December 31, 1994, the Company had $0.9 million of cash and cash equivalents to meet its short-term cash needs.

   It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulations, will be derived from operations; the sale of additional first mortgage bonds, pollution control bonds, and preferred stock; bank notes; and capital contributions from The Southern Company. The Company is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are sufficient to permit, at present interest and preferred dividend levels, any foreseeable security sales. The amount of securities which the Company will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.


STATEMENTS OF INCOME
For the Years Ended December 31, 1994, 1993, and 1992
Gulf Power Company 1994 Annual Report

=========================================================================================
                                                         1994         1993         1992
- -----------------------------------------------------------------------------------------
                                                                  (in thousands)
Operating Revenues:
Revenues                                             $  561,460   $  559,976   $  546,827
Revenues from affiliates                                 17,353       23,166       24,075
- -----------------------------------------------------------------------------------------
Total operating revenues                                578,813      583,142      570,902
- -----------------------------------------------------------------------------------------
Operating Expenses:
Operation-
  Fuel                                                  161,168      170,485      182,754
  Purchased power from non-affiliates                     6,761        4,386        1,394
  Purchased power from affiliates                        25,819       32,273       26,788
  Other                                                 113,879      109,164       97,310
Maintenance                                              46,700       46,004       41,947
Depreciation and amortization                            56,615       55,309       53,758
Taxes other than income taxes                            41,701       40,204       37,898
Federal and state income taxes (Note 8)                  33,957       32,730       32,078
- -----------------------------------------------------------------------------------------
Total operating expenses                                486,600      490,555      473,927
- -----------------------------------------------------------------------------------------
Operating Income                                         92,213       92,587       96,975
Other Income (Expense):
Allowance for equity funds used during
  construction (Note 1)                                     450          512           14
Interest income                                           1,429        1,328        2,733
Other, net                                                 (780)      (1,238)      (1,487)
Gain on sale of investment securities                         -        3,820            -
Income taxes applicable to other income                      95         (921)         187
- -----------------------------------------------------------------------------------------
Income Before Interest Charges                           93,407       96,088       98,422
- -----------------------------------------------------------------------------------------
Interest Charges:
Interest on long-term debt                               27,124       31,344       35,792
Other interest charges                                    2,442        2,877        1,410
Interest on notes payable                                 1,509          870        1,041
Amortization of debt discount, premium, and expense, net  1,834        1,412        1,032
Allowance for debt funds used during
  construction (Note 1)                                    (656)        (454)         (46)
- -----------------------------------------------------------------------------------------
Net interest charges                                     32,253       36,049       39,229
- -----------------------------------------------------------------------------------------
Net Income                                               61,154       60,039       59,193
Dividends on Preferred Stock                              5,925        5,728        5,103
- -----------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock        $   55,229   $   54,311   $   54,090
=========================================================================================
The accompanying notes are an integral part of these statements.


                                       11


BALANCE  SHEETS
At  December  31, 1994 and 1993
Gulf Power Company 1994 Annual Report

========================================================================================
ASSETS                                                              1994           1993
- ----------------------------------------------------------------------------------------
                                                                      (in thousands)

Utility Plant:
Plant in service (Notes 1 and 6)                            $  1,656,367   $  1,611,704
Less accumulated provision for depreciation                      622,911        610,542
- ----------------------------------------------------------------------------------------
                                                               1,033,456      1,001,162
Construction work in progress                                     24,288         34,591
- ----------------------------------------------------------------------------------------
Total                                                          1,057,744      1,035,753
- ----------------------------------------------------------------------------------------
Other Property and Investments                                     7,997         13,242
- ----------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                            902          5,576
Receivables-
  Customer accounts receivable                                    57,637         57,226
  Other accounts and notes receivable                              2,268          5,904
  Affiliated companies                                             1,079          1,241
  Accumulated provision for uncollectible accounts                  (600)          (447)
Fossil fuel stock, at average cost                                35,686         20,652
Materials and supplies, at average cost                           35,257         36,390
Current portion of deferred coal contract costs (Note 5)           2,521         12,535
Regulatory clauses under recovery (Note 1)                         5,002          3,244
Prepayments                                                        4,354          2,160
Vacation pay deferred (Note 1)                                     4,172          4,022
- ----------------------------------------------------------------------------------------
Total                                                            148,278        148,503
- ----------------------------------------------------------------------------------------
Deferred Charges:
Deferred charges related to income taxes (Note 8)                 30,433         31,334
Debt expense and loss, being amortized                            22,119         21,247
Deferred coal contract costs (Note 5)                             38,169         52,884
Miscellaneous                                                     10,802          4,846
- ----------------------------------------------------------------------------------------
Total                                                            101,523        110,311
- ----------------------------------------------------------------------------------------
Total Assets                                                $  1,315,542   $  1,307,809
========================================================================================
The accompanying notes are an integral part of these statements.


BALANCE SHEETS (continued)
At December 31, 1994 and 1993
Gulf Power Company 1994 Annual Report

========================================================================================
CAPITALIZATION AND LIABILITIES                                      1994           1993
- ----------------------------------------------------------------------------------------
                                                                      (in thousands)

Capitalization (See accompanying statements):
Common stock equity (Note 11)                               $    425,472   $    414,196
Preferred stock                                                   89,602         89,602
Preferred stock subject to mandatory redemption                        -          1,000
Long-term debt                                                   356,393        369,259
- ----------------------------------------------------------------------------------------
Total                                                            871,467        874,057
- ----------------------------------------------------------------------------------------
Current Liabilities:
Preferred stock due within one year                                1,000          1,000
Long-term debt due within one year (Note 10)                      13,439         41,552
Notes payable                                                     53,500          6,053
Accounts payable-
  Affiliated companies                                             9,132         18,560
  Other                                                           14,524         20,139
Customer deposits                                                 13,609         15,082
Taxes accrued-
  Federal and state income                                         5,990         10,330
  Other                                                            7,475          2,685
Interest accrued                                                   6,106          5,420
Regulatory clauses over recovery (Note 1)                          3,960            840
Vacation pay accrued (Note 1)                                      4,172          4,022
Miscellaneous                                                      7,828          8,527
- ----------------------------------------------------------------------------------------
Total                                                            140,735        134,210
- ----------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                       151,681        151,743
Deferred credits related to income taxes (Note 8)                 71,964         76,876
Accumulated deferred investment tax credits                       38,391         40,770
Accumulated provision for property damage (Note 1)                11,522         10,509
Accumulated provision for postretirement benefits (Note 2)        13,680         10,749
Miscellaneous                                                     16,102          8,895
- ----------------------------------------------------------------------------------------
Total                                                            303,340        299,542
- ----------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1, 2, 3, 4, 5, and 7)
Total Capitalization and Liabilities                        $  1,315,542   $  1,307,809
========================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS  OF  CAPITALIZATION
At December 31, 1994 and 1993
Gulf Power Company 1994 Annual Report

=================================================================================================
                                                             1994      1993     1994     1993
- -------------------------------------------------------------------------------------------------
                                                             (in thousands)    (percent of total)
Common Stock Equity:
Common stock, without par value --
  Authorized and outstanding --
    992,717 shares in 1994 and 1993                      $ 38,060  $ 38,060
Paid-in capital                                           218,380   218,282
Premium on preferred stock                                     81        81
Retained earnings (Note 11)                               168,951   157,773
- -------------------------------------------------------------------------------------------------
Total common stock equity                                 425,472   414,196     48.8 %   47.4 %
- -------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$10 par value, authorized 10,000,000 shares,
  Outstanding 2,580,000 shares at December 31, 1994
    $25 stated capital --
      6.72%                                                20,000    20,000
      7.00%                                                14,500    14,500
      7.30%                                                15,000    15,000
      Adjustable Rate -- at January 1, 1995:  6.07%        15,000    15,000
$100 par value --
  Authorized -- 791,626 shares
  Outstanding -- 251,026 shares at December 31, 1994
      4.64%                                                 5,102     5,102
      5.16%                                                 5,000     5,000
      5.44%                                                 5,000     5,000
      7.52%                                                 5,000     5,000
      7.88%                                                 5,000     5,000
- -------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $5,901,300)          89,602    89,602     10.3     10.3
- -------------------------------------------------------------------------------------------------
Cumulative Preferred Stock Subject to Mandatory Redemption:
$100 par value --
  Authorized -- 10,000 shares
  Outstanding -- 10,000 shares at December 31, 1994
      11.36% Series                                         1,000     2,000
- -------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $113,600)             1,000     2,000
- -------------------------------------------------------------------------------------------------
Less amount due within one year                             1,000     1,000
- -------------------------------------------------------------------------------------------------
Total excluding amount due within one year                      -     1,000        -      0.1
- -------------------------------------------------------------------------------------------------



STATEMENTS  OF  CAPITALIZATION  (continued)
At December  31, 1994 and 1993
Gulf Power Company 1994 Annual Report

=================================================================================================
                                                             1994      1993     1994     1993
- -------------------------------------------------------------------------------------------------
                                                              (in thousands)   (percent of total)
First mortgage bonds --
  Maturity            Interest Rates
  --------            --------------
  October 1, 1994     4.625%                                    -    12,000
  June 1, 1996        6%                                        -    15,000
  August 1, 1997      5.875%                               25,000    25,000
  April 1, 1998       9.20%                                     -    19,486
  April 1, 1998       5.55%                                15,000    15,000
  July 1, 1998        5.00%                                30,000    30,000
  July 1, 2003        6.125%                               30,000    30,000
  September 1, 2008   9%                                    2,680     5,050
  December 1, 2021    8.75%                                50,000    50,000
- -------------------------------------------------------------------------------------------------
Total first mortgage bonds                                152,680   201,536
Pollution control obligations (Note 9)                    169,755   169,855
Other long-term debt (Note 9)                              50,388    42,520
Unamortized debt premium (discount), net                   (2,991)   (3,100)
- -------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
  requirement -- $23,777,000)                             369,832   410,811
Less amount due within one year (Note 10)                  13,439    41,552
- -------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year       356,393   369,259     40.9     42.2
- -------------------------------------------------------------------------------------------------
Total Capitalization                                     $871,467  $874,057    100.0 %  100.0 %
=================================================================================================
The accompanying notes are an integral part of these statements.



STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1994, 1993, and 1992
Gulf Power Company 1994 Annual Report

========================================================================================
                                                       1994         1993         1992
- ----------------------------------------------------------------------------------------
                                                                  (in thousands)
Balance at Beginning of Year                       $  157,773   $  146,771   $  134,372
Net income after dividends on preferred stock          55,229       54,311       54,090
Cash dividends on common stock                        (44,000)     (41,800)     (39,900)
Preferred stock transactions, net                         (51)      (1,509)      (1,791)
- ----------------------------------------------------------------------------------------
Balance at End of Year (Note 11)                   $  168,951   $  157,773   $  146,771
========================================================================================


STATEMENTS OF  PAID-IN CAPITAL
For the Years Ended December 31, 1994, 1993, and 1992
Gulf Power Company 1994 Annual Report

========================================================================================
                                                         1994         1993         1992
- ----------------------------------------------------------------------------------------
                                                                  (in thousands)

Balance at Beginning of Year                       $  218,282   $  218,271   $  218,150
Contributions to capital by parent company                 98           11          121
- ----------------------------------------------------------------------------------------
Balance at End of Year                             $  218,380   $  218,282   $  218,271
========================================================================================
The accompanying notes are an integral part of these financial statements.

                                       16


STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1994, 1993, and 1992
Gulf Power Company 1994 Annual Report

=================================================================================================
                                                                    1994        1993        1992
- -------------------------------------------------------------------------------------------------
                                                                         (in thousands)
Operating Activities:
Net income                                                     $  61,154   $  60,039   $  59,193
Adjustments to reconcile net income to net
  cash provided by operating activities --
    Depreciation and amortization                                 86,098      72,111      68,021
    Deferred income taxes and investment tax credits              (6,986)      5,347       3,322
    Allowance for equity funds used during construction             (450)       (512)        (14)
    Other, net                                                     4,898        (864)       (735)
    Changes in certain current assets and liabilities --
      Receivables, net                                             3,540      12,867     (11,041)
      Inventories                                                (13,901)      5,574      23,560
      Payables                                                   (10,159)      5,386       1,580
      Other                                                          610      (9,504)    (13,637)
- -------------------------------------------------------------------------------------------------
Net cash provided from operating activities                      124,804     150,444     130,249
- -------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                         (78,869)    (78,562)    (64,671)
Other                                                             (3,493)     (5,328)      3,970
- -------------------------------------------------------------------------------------------------
Net cash used for investing activities                           (82,362)    (83,890)    (60,701)
- -------------------------------------------------------------------------------------------------
Financing Activities and Capital Contributions:
Proceeds:
  Preferred stock                                                      -      35,000      29,500
  First mortgage bonds                                                 -      75,000      25,000
  Pollution control bonds                                         42,000      53,425       8,930
  Capital contributions from parent                                   98          11         121
  Other long-term debt                                            32,108      25,000           -
Retirements:
  Preferred stock                                                 (1,000)    (21,060)    (15,500)
  First mortgage bonds                                           (48,856)    (88,809)   (117,693)
  Pollution control bonds                                        (42,100)    (40,650)     (9,205)
  Other long-term debt                                           (24,240)     (7,736)     (5,783)
Notes payable, net                                                47,447     (37,947)     44,000
Payment of preferred stock dividends                              (5,925)     (5,728)     (5,103)
Payment of common stock dividends                                (44,000)    (41,800)    (39,900)
Miscellaneous                                                     (2,648)     (6,888)     (8,760)
- -------------------------------------------------------------------------------------------------
Net cash used for financing activities                           (47,116)    (62,182)    (94,393)
- -------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents              (4,674)      4,372     (24,845)
Cash and Cash Equivalents at Beginning of Year                     5,576       1,204      26,049
- -------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                       $     902   $   5,576   $   1,204
=================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
  Interest (net of amount capitalized)                           $30,139     $28,470     $38,164
  Income taxes                                                   $43,089     $27,865     $37,569
- -------------------------------------------------------------------------------------------------
( ) Denotes use of cash.
The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
At December 31, 1994, 1993, and 1992
Gulf Power Company 1994 Annual Report

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

Gulf Power Company is a wholly owned subsidiary of The Southern Company, which is the parent company of five operating companies, a system service company, Southern Communications Services (Southern Communications), Southern Electric International (Southern Electric), Southern Nuclear Operating Company (Southern Nuclear) and The Southern Development and Investment Group (SDIG). The operating companies (Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company) provide electric service in four Southeastern states. Contracts among the companies -- dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission (SEC). The system service company provides, at cost, specialized services to The Southern Company and subsidiary companies. Southern Communications, beginning in mid-1995, will provide digital wireless communications services -- over the 800-megahertz frequency band--to The Southern Company's subsidiaries and also will market these services to the public within the Southeast. Southern Electric designs, builds, owns and operates power production facilities and provides a broad range of technical services to industrial companies and utilities in the United States and a number of international markets. Southern Nuclear provides services to The Southern Company's nuclear power plants. SDIG develops new business opportunities related to energy products and services.

   The Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both The Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company is also subject to regulation by the FERC and the Florida Public Service Commission (FPSC). The Company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the FPSC.

   Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to:

===========================================================
                                       1994         1993
                                    -----------------------
                                          (in thousands)
Current & deferred fuel charges     $  40,690   $   65,419
Deferred income taxes                  30,433       31,334
Premium on reacquired debt             18,494       17,554
Environmental remediation               7,800            -
Vacation pay                            4,172        4,022
Regulatory clauses under (over)
   recovery, net                        1,042        2,404
Deferred income tax credits           (71,964)     (76,876)
Accumulated provision for
   property damage                    (11,522)     (10,509)
Other, net                             (2,691)      (1,697)
- -----------------------------------------------------------
Total                              $   16,454   $   31,651
===========================================================

   In the event that a portion of the Company's operations are no longer subject to the provisions of Statement No. 71, the Company would be required to write off related regulatory assets and liabilities. In addition, the Company would be required to determine any impairment to other assets, including plant, and write down the assets to their fair value.

Gulf Power Company 1994 Annual Report


Revenues and Regulatory Cost Recovery Clauses

The Company accrues revenues for service rendered but unbilled at the end of each fiscal period. The Company's electric rates include provisions to periodically adjust billings for fluctuations in fuel and the energy component of purchased power costs; purchased power capacity costs; energy conservation costs; and environmental compliance costs. Revenues are adjusted monthly for differences between recoverable costs and amounts actually reflected in current rates.

Depreciation and Amortization

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates which approximated 3.8 percent in 1994, 1993, and 1992. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired.

Income Taxes

The Company provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

   Effective January 1, 1993, the Company adopted FASB Statement No. 109, Accounting for Income Taxes. Statement No. 109 required, among other things, conversion to the liability method of accounting for accumulated deferred income taxes. See Note 8 for additional information about Statement No. 109. The Company is included in the consolidated federal income tax return of The Southern Company.

Allowance for Funds Used During Construction
   (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The FPSC-approved composite rate used to calculate AFUDC was 7.27 percent for 1994 and the second half of 1993, and 8.03 percent for the first half of 1993 and all of 1992. AFUDC amounts for 1994, 1993, and 1992 were $1.1 million, $966 thousand, and $60 thousand, respectively. The increase in 1994 and 1993 is primarily due to an increase in construction projects at Plant Daniel.

Utility Plant

Utility plant is stated at original cost. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Gulf Power Company 1994 Annual Report


Financial Instruments

In accordance with FASB Statement No. 107, Disclosure About Fair Values of Financial Instruments, all financial instruments of the Company -- for which the carrying amount does not approximate fair value -- are shown in the table below as of December 31:

============================================================
                                               1994
                                     -----------------------
                                     Carrying           Fair
                                       Amount          Value
                                     -----------------------
                                          (in thousands)
Long-term debt                       $369,832       $355,019
Preferred stock subject to
   mandatory redemption                 1,000          1,030
============================================================

============================================================
                                               1993
                                     -----------------------
                                      Carrying          Fair
                                       Amount          Value
                                     -----------------------
                                          (in thousands)
Long-term debt                       $410,811       $431,251
Preferred stock subject to
   mandatory redemption                 2,000          2,040
============================================================

   The fair values for long-term debt and preferred stock subject to mandatory redemption were based on either closing market prices or closing prices of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Vacation Pay

The Company's employees earn their vacation in one year and take it in the subsequent year. However, for ratemaking purposes, vacation pay is recognized as an allowable expense only when paid. Consistent with this ratemaking treatment, the Company accrues a current liability for earned vacation pay and records a current asset representing the future recoverability of this cost. The amount was $4.2 million and $4.0 million at December 31, 1994, and 1993, respectively. In 1995, an estimated 81.3 percent of the 1994 deferred vacation cost will be expensed and the balance will be charged to construction and other accounts.

Provision for Injuries and Damages

The Company is subject to claims and suits arising in the ordinary course of business. As permitted by regulatory authorities, the Company provides for the uninsured costs of injuries and damages by charges to income amounting to $1.2 million annually. The expense of settling claims is charged to the provision to the extent available. The accumulated provision of $2.5 million and $2.2 million at December 31, 1994, and 1993, respectively, is included in miscellaneous current liabilities in the accompanying Balance Sheets.

Provision for Property Damage

Due to a significant increase in the cost of traditional insurance, effective in 1993, the Company became self-insured for the full cost of storm and other damage to its transmission and distribution property. As permitted by regulatory authorities, the Company provides for the estimated cost of uninsured property damage by charges to income amounting to $1.2 million annually. At December 31, 1994, and 1993, the accumulated provision for property damage amounted to $11.5 million and $10.5 million, respectively. The expense of repairing such damage as occurs from time to time is charged to the provision to the extent it is available.

2.  RETIREMENT BENEFITS

Pension Plan

The Company has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. Benefits are based on the greater of amounts resulting from two different formulas: years of service and final average pay or years of service and a flat-dollar benefit. The Company uses the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trust fund are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Gulf Power Company 1994 Annual Report


Postretirement Benefits

The Company also provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. A qualified trust for medical benefits is funded to the extent deductible under federal income tax regulations. Amounts funded are primarily invested in debt and equity securities.

   Effective January 1, 1993, the Company adopted FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, on a prospective basis. Statement No. 106 requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service." The costs of such benefits recognized by the Company in 1994 and 1993 were $4.3 million and $3.9 million, respectively.

   Prior to 1993, the Company recognized these benefit costs on an accrual basis using the "aggregate cost" actuarial method, which spreads the expected cost of such benefits over the remaining periods of employees' service as a level percentage of payroll costs. The cost of such benefits recognized by the Company in 1992 was $3.1 million.


Status and Cost of Benefits

Shown in the following tables are actuarial results and assumptions for pension and postretirement medical and life insurance benefits as computed under the requirements of FASB Statement Nos. 87 and 106, respectively. The funded status of the plans at December 31 was as follows:

=================================================================
                                                    Pension
                                        -------------------------
                                               1994         1993
                                        -------------------------
                                                (in thousands)
Actuarial present value of
  benefit obligation:
     Vested benefits                     $ 73,552     $   73,925
     Non-vested benefits                    3,016          3,217
- -----------------------------------------------------------------
Accumulated benefit obligation             76,568         77,142
Additional amounts related to
   projected salary increases              29,451         25,648
- -----------------------------------------------------------------
Projected benefit obligation              106,019        102,790
Less:
   Fair value of plan assets              151,337        159,192
   Unrecognized net gain                  (36,599)       (49,376)
   Unrecognized prior service cost          2,802          3,152
   Unrecognized transition asset           (8,034)        (8,765)
- -----------------------------------------------------------------
Prepaid asset recognized in
   the Balance Sheets                    $  3,487      $   1,413
=================================================================

=================================================================
                                          Postretirement Medical
                                        -------------------------
                                              1994           1993
                                        -------------------------
                                                (in thousands)
Actuarial present value of benefit obligation:
     Retirees and dependents              $  7,768       $  7,857
     Employees eligible to retire            4,043          4,054
     Other employees                        14,598         14,927
- -----------------------------------------------------------------
Accumulated benefit obligation              26,409         26,838
Less:
   Fair value of plan assets                 5,655          5,638
   Unrecognized net loss (gain)                615          2,653
   Unrecognized transition
     obligation                             12,714         13,420
- -----------------------------------------------------------------
Accrued liability recognized in
   the Balance Sheets                     $  7,425       $  5,127
=================================================================

Gulf Power Company 1994 Annual Report

=================================================================
                                             Postretirement Life
                                             --------------------
                                             1994            1993
                                             --------------------
                                               (in thousands)
Actuarial present value of benefit obligation:
     Retirees and dependents               $3,032          $2,929
     Employees eligible to retire               -               -
     Other employees                        5,041           5,058
- -----------------------------------------------------------------
Accumulated benefit obligation              8,073           7,987
Less:
   Fair value of plan assets                   85              52
   Unrecognized net loss (gain)            (1,073)           (641)
   Unrecognized transition
     obligation                             2,806           2,954
- -----------------------------------------------------------------
Accrued liability recognized in
   the Balance Sheets                      $6,255          $5,622
=================================================================

   The weighted average rates assumed in the actuarial calculations were:

=================================================================
                                      1994       1993      1992
                                      ---------------------------
Discount                               8.0%       7.5%      8.0%
Annual salary increase                 5.5%       5.0%      6.0%
Long-term return on plan
  assets                               8.5%       8.5%      8.5%
=================================================================
   An additional assumption used in measuring the accumulated postretirement medical benefit obligation was a weighted average medical care cost trend rate of 10.5 percent for 1994, decreasing to 6.0 percent through the year 2000 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1 percent would increase the accumulated medical benefit obligation at December 31,1994, by $4.8 million and the aggregate of the service and interest cost components of the net retiree medical cost by $660 thousand.


   Components of the plans' net costs are shown below:
=================================================================
                                             Pension
                              -----------------------------------
                                   1994        1993        1992
                              -----------------------------------
                                           (in thousands)
Benefits earned during
   the year                   $   3,775   $    3,710   $   3,550
Interest cost on projected
   benefit obligation             7,484        7,319       6,939
Actual (return) loss on
   plan assets                    3,721      (20,672)     (6,431)
Net amortization
   and deferral                 (17,054)       8,853      (4,054)
- -----------------------------------------------------------------
Net pension cost
   (income)                   $  (2,074)    $   (790)   $      4
=================================================================

   Of the above net pension amounts, pension expense/(income) of $(1.5) million in 1994, $(601) thousand in 1993, and $3 thousand in 1992, were recorded in operating expenses, and the remainder was recorded in construction and other accounts.

=================================================================
                                          Postretirement Medical
                                          -----------------------
                                               1994         1993
                                          -----------------------
                                                 (in thousands)
Benefits earned during the year              $1,092      $   874
Interest cost on accumulated
   benefit obligation                         1,952        1,714
Amortization of transition
   obligation                                   706          706
Actual (return) loss on plan assets             117         (726)
Net amortization and deferral                  (575)         309
- -----------------------------------------------------------------
Net postretirement cost                      $3,292       $2,877
=================================================================

=================================================================
                                            Postretirement Life
                                          -----------------------
                                                1994        1993
                                          -----------------------
                                                 (in thousands)
Benefits earned during the year                $270       $  292
Interest cost on accumulated
   benefit obligation                           583          625
Amortization of transition
   obligation                                   148          148
Actual (return) loss on plan assets              12           (5)
Net amortization and deferral                   (16)           1
- -----------------------------------------------------------------
Net postretirement cost                        $997       $1,061
=================================================================

Gulf Power Company 1994 Annual Report


   Of the above net postretirement medical and life insurance amounts, $3.1 million in 1994 and $3.0 million in 1993, were charged to operating expenses, and the remainder was recorded in construction and other accounts.

Work Force Reduction Programs

The Company has not had a work force reduction program but has incurred its pro rata share of affiliated companies' costs. The costs related to these programs were $1.3 million, $109 thousand, and $138 thousand for the years 1994, 1993, and 1992, respectively.

3. LITIGATION AND REGULATORY MATTERS

FERC Reviews Equity Returns

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the Southern electric system's wholesale rate schedules and contracts that have a return on common equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power and other similar contracts. Any change in the rate of return on common equity that may require refunds as a result of this proceeding would be substantially for the period beginning in July 1991 and ending in October 1992.

   In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

   In August 1994, the FERC instituted another proceeding based on substantially the same issues as in the 1991 proceeding. The second period under review for possible refunds began in October 1994 and is scheduled to continue until January 1996.

   If the rates of return on common equity recommended by the FERC staff were applied to all of the schedules and contracts involved in both proceedings and refunds were ordered, the amount of refunds could range up to approximately $5.4 million at December 31, 1994. Although the final outcome of this matter cannot now be determined, in management's opinion, the final outcome will not result in changes that would have a material adverse effect on the Company's financial statements.

Environmental Cost Recovery

In April 1993, the Florida Legislature adopted legislation for an Environmental Cost Recovery (ECR) clause, which allows a utility to petition the FPSC for recovery of all prudent environmental compliance costs that are not being recovered through base rates or any other rate-adjustment clause. Such environmental costs include operation and maintenance expense, depreciation, and a return on invested capital.

   On January 12, 1994, the FPSC approved the Company's initial petition under the ECR clause for recovery of environmental costs that were projected to be incurred from July 1993 through September 1994. After this initial period, recovery under the ECR clause is determined semi-annually and includes a true-up of the prior period and a projection of the ensuing six month period. During 1994 and 1993, the Company recorded $7.2 million and $2.6 million, respectively, of ECR revenues net of over/under recovery true-up amounts.

   In 1994, the Company accrued a liability of $7.8 million for the estimated costs of environmental remediation projects for known sites. These estimated costs are expected to be expended during the period 1995 to 1999. These projects have been approved by the FPSC for recovery through the ECR clause discussed above. Therefore, the Company recorded $2.1 million in current assets and $5.7 million in deferred charges representing the future recoverability of these costs.

4.  CONSTRUCTION PROGRAM

The Company is engaged in a continuous construction program, the cost of which is currently estimated to total $62 million in 1995, $76 million in 1996, and $84 million in 1997. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing costs of labor, equipment and materials; and cost of capital. At December 31, 1994, significant purchase commitments were outstanding in connection with the construction program. The Company does not have any new

Gulf Power Company 1994 Annual Report


baseload generating plants under construction. However, significant construction will continue related to transmission and distribution facilities and the upgrading and extension of the useful lives of generating plants.

   See Management's Discussion and Analysis under "Environmental Matters" for information on the impact of the Clean Air Act Amendments of 1990 and other environmental matters.

5.  FINANCING AND COMMITMENTS

General

Current projections indicate that funds required for construction and other purposes, including compliance with environmental regulations, will be derived primarily from internal sources. Requirements not met from internal sources will be financed from the sale of additional first mortgage bonds and preferred stock; bank notes; and capital contributions from The Southern Company. In addition, the Company may issue additional long-term debt and preferred stock primarily for the purposes of debt maturities and redemptions of higher-cost securities. If the attractiveness of current short-term interest rates continues, the Company may maintain a higher level of short-term indebtedness than has historically been true.

Bank Credit Arrangements

At December 31, 1994, the Company had $25 million in revolving credit lines subject to renewal June 1, 1997, and $22 million of lines of credit with banks subject to renewal June 1 of each year. In connection with these credit lines, the Company has agreed to pay certain fees and/or maintain compensating balances with the banks. The compensating balances, which represent substantially all the cash of the Company except for daily working funds and like items, are not legally restricted from withdrawal. The Company had $19 million of these lines of credit committed at December 31, 1994. In addition, the Company has bid-loan facilities with fourteen major money center banks that total $275 million, of which $34.5 million was committed at December 31, 1994.


Assets Subject to Lien

The Company's mortgage, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises.

Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, the Company has entered into long-term commitments for the procurement of fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. Total estimated long-term obligations were approximately $1.1 billion at December 31, 1994. Additional commitments will be required in the future to supply the Company's fuel needs.

   To take advantage of lower-cost coal supplies, agreements were reached in 1986 to terminate two long-term contracts for the supply of coal to Plant Daniel, which is jointly owned by the Company and Mississippi Power, an operating affiliate. The Company's portion of this payment was $60 million. This amount is being amortized to expense on a per ton basis over a nine-year period ending in 1995. The remaining unamortized amount was $10.1 million at December 31, 1994.

   In 1988, the Company made an advance payment of $60 million to another coal supplier under an arrangement to lower the cost of future coal purchased under an existing contract. This amount is being amortized to expense on a per ton basis over a ten-year period. The remaining unamortized amount was $30.5 million at December 31, 1994.

   Also, in 1993, the Company made a payment of $16.4 million to a coal supplier under an arrangement to suspend the purchase of coal under an existing contract for one year. This amount was amortized to expense on a per ton basis during 1993 and 1994, with a remainder of $118 thousand to be amortized to expense in the first quarter of 1995.

   The amortization expense of these contract buyouts and renegotiations is being recovered through the fuel cost recovery clause discussed under "Revenues and Regulatory Cost Recovery Clauses" in Note 1.

Gulf Power Company 1994 Annual Report


Lease Agreements

In 1989, the Company and Mississippi Power Company jointly entered into a twenty-two year operating lease agreement for the use of 495 aluminum railcars. In 1995, a second lease agreement for the use of 250 additional aluminum railcars will begin and continue for twenty-two years. Both of these leases are for the transportation of coal to Plant Daniel. The Company, as a joint owner of Plant Daniel, is responsible for one half of the lease costs. The lease costs are charged to fuel inventory and are allocated to fuel expense as the fuel is used. The Company's share of the lease costs charged to fuel inventory were $1.2 million in 1994, 1993, and 1992. For the year 1995, the Company's annual lease payments associated with both leases will be approximately $2.6 million. The Company's annual lease payments for 1996 through 1999 will be approximately $1.7 million and after 1999, lease payments total approximately $26.0 million. The Company has the option after three years from the date of the original contract on each lease to purchase the respective number of railcars at the greater of the termination value or the fair market value. Additionally, at the end of each lease term, the Company has the option to renew the lease.

6.  JOINT OWNERSHIP AGREEMENTS

The Company and Mississippi Power jointly own Plant Daniel, a steam-electric generating plant, located in Jackson County, Mississippi. In accordance with an operating agreement, Mississippi Power acts as the Company's agent with respect to the construction, operation, and maintenance of the plant.

   The Company and Georgia Power jointly own Plant Scherer Unit No. 3, a steam-electric generating plant, located near Forsyth, Georgia. In accordance with an operating agreement, Georgia Power acts as the Company's agent with respect to the construction, operation, and maintenance of the unit.

   The Company's pro rata share of expenses related to both plants is included in the corresponding operating expense accounts in the Statements of Income.


   At December 31, 1994, the Company's percentage ownership and its amount of investment in these jointly owned facilities were as follows:

================================================================
                                    Plant Scherer      Plant
                                     Unit No. 3        Daniel
                                    (coal-fired)    (coal-fired)
                                    ----------------------------
                                          (in thousands)
Plant-In Service                      $185,339(1)     $220,125
Accumulated Depreciation               $45,814         $93,110
Construction Work in Progress             $941          $1,163

Nameplate Capacity (2)
   (In megawatts)                          205             500
Ownership                                   25%             50%
================================================================

(1)  Includes net plant acquisition adjustment.
(2)  Total megawatt nameplate capacity:
       Plant Scherer Unit No. 3:  818
       Plant Daniel:  1,000

7.  LONG-TERM POWER SALES AGREEMENTS

General

The Company and the other operating affiliates of The Southern Company entered into long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. The agreements for non-firm capacity expired in 1994. Other agreements, expiring at various dates discussed below, are firm and pertain to capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, revenues from capacity sales primarily affect profitability. The Company's capacity revenues have been as follows:

================================================================
                                      Other
                          Unit        Long-
Year                     Power        Term          Total
- ----                   -----------------------------------------
                                  (in thousands)
1994                    $29,653      $1,273         $30,926
1993                     31,162       2,643          33,805
1992                     32,679       1,501          34,180
================================================================

Gulf Power Company 1994 Annual Report



   In 1994, long-term non-firm power of 200 megawatts was sold to Florida Power Corporation (FPC) under a contract that expired at year-end. Capacity and energy sales under these long-term non-firm power sales agreements were made from available power pool capacity, and the revenues from the sales were shared by the operating affiliates.

   Unit power from specific generating plants is currently being sold to FPC, Florida Power & Light Company (FP&L), Jacksonville Electric Authority (JEA), and the City of Tallahassee, Florida. Under these agreements, 210 megawatts of net dependable capacity were sold by the Company during 1994, and sales will remain at that level until the expiration of the contracts in 2010, unless reduced by FPC, FP&L and JEA after 1999.

   Capacity and energy sales to FP&L, the Company's largest single customer, provided revenues of $29.3 million in 1994, $39.5 million in 1993, and $46.2 million in 1992, or 5.1 percent, 6.8 percent, and 8.1 percent of operating revenues, respectively.

8.  INCOME TAXES

Effective January 1, 1993, the Company adopted FASB Statement No. 109, Accounting for Income Taxes. The adoption resulted in the recording of additional deferred income taxes and related regulatory assets and liabilities. At December 31, 1994, the tax-related regulatory assets to be recovered from customers were $30.4 million. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. At December 31, 1994, the tax-related regulatory liabilities to be refunded to customers were $72.0 million. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.


   Details of the federal and state income tax provisions are as follows:

=================================================================
                                    1994       1993          1992
                                    -----------------------------
                                         (in thousands)
Total provision for income taxes:
Federal--
   Currently payable              $34,941    $24,354      $24,287
   Deferred--current year          18,556     26,396       18,173
            --reversal of
                prior years       (24,787)   (22,102)     (15,506)
- -----------------------------------------------------------------
                                   28,710     28,648       26,954
- -----------------------------------------------------------------
State--
   Currently payable                5,907      3,950        4,282
   Deferred--current year           2,549      3,838        2,662
            --reversal of
                prior years        (3,304)    (2,785)      (2,007)
- -----------------------------------------------------------------
                                    5,152      5,003        4,937
- -----------------------------------------------------------------
Total                              33,862     33,651       31,891
Less income taxes charged
   (credited) to other income         (95)       921         (187)
- -----------------------------------------------------------------
Federal and state income
   taxes charged
   to operations                  $33,957    $32,730      $32,078
=================================================================

   The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

=====================================================================
                                                1994         1993
                                              -----------------------
                                                  (in thousands)
Deferred tax liabilities:
   Accelerated depreciation                     $146,686     $146,657
   Property basis differences                     18,468       15,140
   Coal contract buyout                            6,896       15,427
   Other                                          11,846        6,724
- ---------------------------------------------------------------------
Total                                            183,896      183,948
- ---------------------------------------------------------------------
   Federal effect of state deferred taxes          9,732       10,136
   Postretirement benefits                         4,383        3,406
   Property insurance                              5,200        4,730
   Other                                           7,566        6,500
- ---------------------------------------------------------------------
Total                                             26,881       24,772
- ---------------------------------------------------------------------
Net deferred tax liabilities                     157,015      159,176
Portion included in current liabilities, net       5,334        7,433
- ---------------------------------------------------------------------
Accumulated deferred income
   taxes in the Balance Sheets                  $151,681     $151,743
=====================================================================

Gulf Power Company 1994 Annual Report


   Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $2.3 million in 1994, 1993 and 1992. At December 31, 1994, all investment tax credits available to reduce federal income taxes payable had been utilized.

   A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

=============================================================
                                    1994      1993      1992
                                   --------------------------
Federal statutory rate                35%       35%       34%
State income tax,
   net of federal deduction            4         3         4
Non-deductible book
   depreciation                        1         1         1
Difference in prior years'
   deferred and current tax rate      (2)       (2)       (2)
Other                                 (2)       (1)       (2)
- -------------------------------------------------------------
Effective income tax rate             36%       36%       35%
=============================================================

   The Company and the other subsidiaries of The Southern Company file a consolidated federal tax return. Under a joint consolidated income tax agreement, each company's current and deferred tax expense is computed on a stand-alone basis, and consolidated tax savings are allocated to each company based on its ratio of taxable income to total consolidated taxable income.


9.  POLLUTION CONTROL OBLIGATIONS AND OTHER LONG-TERM DEBT

Details of long-term debt are as follows:

==============================================================
                                             December 31,
                                         1994             1993
                                        ----------------------
                                             (in thousands)
Obligations incurred in
   connection with the sale by
   public authorities of
   tax-exempt pollution control
   revenue bonds:
   Collateralized
     6% due 2006*                       $  12,200     $ 12,300
     8.25% due 2017                        32,000       32,000
     7.125% due 2021                       21,200       21,200
     6.75% due 2022                         8,930        8,930
     5.70% due 2023                         7,875        7,875
     5.80% due 2023                        32,550       32,550
     6.20% due 2023                        13,000       13,000
     6.30% due 2024                        22,000            -
     Variable Rate
       Remarketed daily                    20,000            -
   Non-collateralized
     10.50% due 2014                            -       42,000
- --------------------------------------------------------------
                                         $169,755     $169,855
- --------------------------------------------------------------
Notes payable:
   5.39% due 1995                           4,500            -
   5.72% due 1995                           4,500            -
   4.69% due 1996                          25,000       25,000
   6.44% due 1994-1998                     16,388            -
   8.25% due 1995                               -       17,520
- --------------------------------------------------------------
                                           50,388       42,520
- --------------------------------------------------------------
Total                                    $220,143     $212,375
==============================================================

   * Sinking fund requirement applicable to the 6 percent pollution control bonds is $125 thousand for 1995 with increasing increments thereafter through 2005, with the remaining balance due in 2006.

   Pollution control obligations represent installment purchases of pollution control facilities financed by funds derived from sales by public authorities of revenue bonds. With respect to the collateralized pollution control revenue bonds, the Company has authenticated and delivered to trustees a like principal amount of first mortgage bonds as security for obligations under collateralized installment agreements. The principal and interest on the first mortgage bonds will be payable only in the event of default under the agreements.

Gulf Power Company 1994 Annual Report


   The 5.39 percent and 5.72 percent notes payable are the Company's portion of notes payable issued in connection with the termination of Plant Daniel coal contracts (see Note 5 under "Fuel Commitments" for further information). These notes refinanced the remaining balance of the 8.25 percent note payable. The proceeds from the 6.44 percent note were used to refinance the remaining balance of the 9.2 percent first mortgage bond, which was redeemed in June, 1994. The estimated annual maturities of the notes payable through 1998 are as follows:
$13.3 million in 1995, $29.6 million in 1996, $4.9 million in 1997, and $2.6 million in 1998.

10.  LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the improvement fund requirement and scheduled maturities and redemptions of long-term debt due within one year is as follows:

==============================================================
                                               December 31
                                              1994        1993
                                          --------------------
                                                (in thousands)
Bond improvement fund requirement         $  1,750    $  2,370
Less:  Portion to be satisfied by cash
       or certifying property
       additions                             1,750           -
- --------------------------------------------------------------
Cash sinking fund requirement                    -       2,370
Maturities of first mortgage bonds               -       3,676
Redemptions of first mortgage bonds              -      27,000
Current portion of notes payable            13,314       8,406
   (Note 9)
Pollution control bond maturity                125         100
   (Note 9)
- --------------------------------------------------------------
Total                                      $13,439     $41,552
==============================================================

   The first mortgage bond improvement (sinking) fund requirement amounts to 1 percent of each outstanding series of bonds authenticated under the indenture prior to January 1 of each year, other than those issued to collateralize pollution control obligations. The requirement may be satisfied by depositing cash, reacquiring bonds, or by pledging additional property equal to 1 and 2/3 times the requirement.

11.  COMMON STOCK DIVIDEND
      RESTRICTIONS

The Company's first mortgage bond indenture contains various common stock dividend restrictions which remain in effect as long as the bonds are outstanding. At December 31, 1994, $101 million of retained earnings was restricted against the payment of cash dividends on common stock under the terms of the mortgage indenture.

   The Company's charter limits cash dividends on common stock to 50 percent of net income available for such stock during a prior period of 12 months if the capitalization ratio is below 20 percent, and to 75 percent of such net income if such ratio is 20 percent or more but less than 25 percent. The capitalization ratio is defined as the ratio of common stock equity to total capitalization, including retained earnings, adjusted to reflect the payment of the proposed dividend. At December 31, 1994, the ratio was 47.2 percent.

12.  QUARTERLY FINANCIAL DATA (Unaudited)

Summarized quarterly financial data for 1994 and 1993 are as follows:

=================================================================
                                                       Net Income
                                                  After Dividends
                       Operating      Operating      on Preferred
Quarter Ended           Revenues         Income             Stock
- -----------------------------------------------------------------
                                    (in thousands)
March 31, 1994          $138,088        $19,154           $10,117
June 30, 1994            146,769         19,957             8,886
Sept. 30, 1994           162,143         31,123            21,831
Dec. 31, 1994            131,813         21,979            14,395

March 31, 1993          $127,036        $17,646           $10,426
June 30, 1993            138,863         19,562             7,312
Sept. 30, 1993           175,964         32,783            22,366
Dec. 31, 1993            141,279         22,596            14,207
=================================================================

   The Company's business is influenced by seasonal weather conditions and the timing of rate changes, among other factors.

                                       28


SELECTED FINANCIAL AND OPERATING DATA
Gulf Power Company 1994 Annual Report

====================================================================================================
                                                                     1994         1993         1992
- ----------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                $578,813     $583,142     $570,902
Net Income after Dividends
  on Preferred Stock (in thousands)                               $55,229      $54,311      $54,090
Cash Dividends on Common Stock (in thousands)                     $44,000      $41,800      $39,900
Return on Average Common Equity (percent)                           13.15        13.29        13.62
Total Assets (in thousands)                                    $1,315,542   $1,307,809   $1,062,699
Gross Property Additions (in thousands)                           $78,869      $78,562      $64,671
- ----------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                              $425,472     $414,196     $403,190
Preferred stock                                                    89,602       89,602       74,662
Preferred stock subject to mandatory redemption                         -        1,000        2,000
Long-term debt                                                    356,393      369,259      382,047
- ----------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                    $871,467     $874,057     $861,899
- ----------------------------------------------------------------------------------------------------
Capitalization Ratios (percent):
Common stock equity                                                  48.8         47.4         46.8
Preferred stock                                                      10.3         10.4          8.9
Long-term debt                                                       40.9         42.2         44.3
- ----------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                       100.0        100.0        100.0
====================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                  -       75,000       25,000
Retired                                                            48,856       88,809      117,693
Preferred Stock (in thousands):
Issued                                                                  -       35,000       29,500
Retired                                                             1,000       21,060       15,500
- ----------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                              A2           A2           A2
  Standard and Poor's                                                   A            A            A
  Duff & Phelps                                                        A+           A+            A
Preferred Stock -
  Moody's                                                              a2           a2           a2
  Standard and Poor's                                                  A-           A-           A-
  Duff & Phelps                                                         A            A           A-
- ----------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                       280,859      274,194      267,591
Commercial                                                         40,398       39,253       37,105
Industrial                                                            283          274          270
Other                                                                 106           86           74
- ----------------------------------------------------------------------------------------------------
Total                                                             321,646      313,807      305,040
====================================================================================================
Employees (year-end)                                                1,540        1,565        1,613

                                       29A



SELECTED FINANCIAL AND OPERATING DATA
Gulf Power Company 1994 Annual Report


====================================================================================================
                                                                     1991         1990         1989
- ----------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                $565,207     $567,825     $527,821
Net Income after Dividends
  on Preferred Stock (in thousands)                               $57,796      $38,714      $37,361
Cash Dividends on Common Stock (in thousands)                     $38,000      $37,000      $37,200
Return on Average Common Equity (percent)                           15.17        10.51        10.32
Total Assets (in thousands)                                    $1,095,736   $1,084,579   $1,093,430
Gross Property Additions (in thousands)                           $64,323      $62,462      $70,726
- ----------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                              $390,981     $371,185     $365,471
Preferred stock                                                    55,162       55,162       55,162
Preferred stock subject to mandatory redemption                     7,500        9,250       11,000
Long-term debt                                                    434,648      475,284      484,608
- ----------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                    $888,291     $910,881     $916,241
- ----------------------------------------------------------------------------------------------------
Capitalization Ratios (percent):
Common stock equity                                                  44.0         40.8         39.9
Preferred stock                                                       7.1          7.1          7.2
Long-term debt                                                       48.9         52.1         52.9
- ----------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                       100.0        100.0        100.0
====================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                             50,000            -            -
Retired                                                            32,807        6,455        9,344
Preferred Stock (in thousands):
Issued                                                                  -            -            -
Retired                                                             2,500        1,750        1,250
- ----------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                              A2           A2           A1
  Standard and Poor's                                                   A            A            A
  Duff & Phelps                                                         A            A          AA-
Preferred Stock -
  Moody's                                                              a2           a2           a1
  Standard and Poor's                                                  A-           A-           A-
  Duff & Phelps                                                        A-           A-           A+
- ----------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                       261,210      256,111      251,341
Commercial                                                         34,685       34,019       33,678
Industrial                                                            264          252          240
Other                                                                  72           67           67
- ----------------------------------------------------------------------------------------------------
Total                                                             296,231      290,449      285,326
====================================================================================================
Employees (year-end)                                                1,598        1,615        1,614

                                       29B



SELECTED FINANCIAL AND OPERATING DATA
Gulf Power Company 1994 Annual Report


====================================================================================================
                                                                     1988         1987         1986
- ----------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                $550,827     $587,860     $542,919
Net Income after Dividends
  on Preferred Stock (in thousands)                               $45,698      $42,217      $46,421
Cash Dividends on Common Stock (in thousands)                     $35,400      $34,200      $33,100
Return on Average Common Equity (percent)                           13.41        13.23        15.06
Total Assets (in thousands)                                    $1,097,225   $1,051,182   $1,028,864
Gross Property Additions (in thousands)                           $67,042      $97,511      $90,160
- ----------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                              $358,310     $323,012     $314,995
Preferred stock                                                    55,162       55,162       55,162
Preferred stock subject to mandatory redemption                    12,750       14,000       16,500
Long-term debt                                                    497,069      474,640      482,869
- ----------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                    $923,291     $866,814     $869,526
- ----------------------------------------------------------------------------------------------------
Capitalization Ratios (percent):
Common stock equity                                                  38.8         37.2         36.2
Preferred stock                                                       7.4          8.0          8.3
Long-term debt                                                       53.8         54.8         55.5
- ----------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                       100.0        100.0        100.0
====================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                             35,000            -       50,000
Retired                                                             9,369            -       46,640
Preferred Stock (in thousands):
Issued                                                                  -            -            -
Retired                                                             1,750        2,500          750
- ----------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                              A1           A1           A1
  Standard and Poor's                                                   A            A           A+
  Duff & Phelps                                                         4            4            4
Preferred Stock -
  Moody's                                                              a1           a1           a1
  Standard and Poor's                                                  A-           A-            A
  Duff & Phelps                                                         5            5            5
- ----------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                       246,450      241,138      235,329
Commercial                                                         33,030       32,139       31,142
Industrial                                                            206          206          197
Other                                                                  61           61           62
- ----------------------------------------------------------------------------------------------------
Total                                                             279,747      273,544      266,730
====================================================================================================
Employees (year-end)                                                1,601        1,603        1,544

                                       29C


SELECTED FINANCIAL AND OPERATING DATA
Gulf Power Company 1994 Annual Report


======================================================================================
                                                                     1985         1984
- --------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                $562,068     $505,812
Net Income after Dividends
  on Preferred Stock (in thousands)                               $45,484      $40,336
Cash Dividends on Common Stock (in thousands)                     $30,800      $27,200
Return on Average Common Equity (percent)                           15.61        15.11
Total Assets (in thousands)                                      $921,635     $892,924
Gross Property Additions (in thousands)                           $92,541     $156,443
- --------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                              $301,674     $280,990
Preferred stock                                                    55,162       55,162
Preferred stock subject to mandatory redemption                    18,250       19,000
Long-term debt                                                    410,917      394,859
- --------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                    $786,003     $750,011
- --------------------------------------------------------------------------------------
Capitalization Ratios (percent):
Common stock equity                                                  38.4         37.5
Preferred stock                                                       9.3          9.9
Long-term debt                                                       52.3         52.6
- --------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                       100.0        100.0
======================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                  -            -
Retired                                                             2,860       10,415
Preferred Stock (in thousands):
Issued                                                                  -            -
Retired                                                               750        1,500
- --------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                              A1           A1
  Standard and Poor's                                                  A+           A+
  Duff & Phelps                                                         4            4
Preferred Stock -
  Moody's                                                              a1           a1
  Standard and Poor's                                                   A            A
  Duff & Phelps                                                         5            5
- --------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                       227,845      217,138
Commercial                                                         29,603       27,939
Industrial                                                            183          177
Other                                                                  62           63
- --------------------------------------------------------------------------------------
Total                                                             257,693      245,317
======================================================================================
Employees (year-end)                                                1,509        1,460




SELECTED FINANCIAL AND OPERATING DATA (continued)
Gulf Power Company 1994 Annual Report


====================================================================================================
                                                                     1994         1993         1992
- ----------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                      $252,598     $244,967     $235,296
Commercial                                                        146,394      137,308      133,071
Industrial                                                         82,169       87,526       91,320
Other                                                               1,955        1,882        1,784
- ----------------------------------------------------------------------------------------------------
Total retail                                                      483,116      471,683      461,471
Sales for resale - non-affiliates                                  66,111       72,209       70,078
Sales for resale - affiliates                                      17,353       23,166       24,075
- ----------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                          566,580      567,058      555,624
Other revenues                                                     12,233       16,084       15,278
- ----------------------------------------------------------------------------------------------------
Total                                                            $578,813     $583,142     $570,902
====================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                     3,751,932    3,712,980    3,596,515
Commercial                                                      2,548,846    2,433,382    2,369,236
Industrial                                                      1,847,114    2,029,936    2,179,435
Other                                                              17,354       16,944       16,649
- ----------------------------------------------------------------------------------------------------
Total retail                                                    8,165,246    8,193,242    8,161,835
Sales for resale - non-affiliates                               1,418,977    1,460,105    1,430,908
Sales for resale - affiliates                                     874,050    1,029,787    1,208,771
- ----------------------------------------------------------------------------------------------------
Total                                                          10,458,273   10,683,134   10,801,514
====================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                          6.73         6.60         6.54
Commercial                                                           5.74         5.64         5.62
Industrial                                                           4.45         4.31         4.19
Total retail                                                         5.92         5.76         5.65
Sales for resale                                                     3.64         3.83         3.57
Total sales                                                          5.42         5.31         5.14
Average Annual Kilowatt-Hour Use Per Residential Customer          13,486       13,671       13,553
Average Annual Revenue Per Residential Customer                   $907.92      $901.96      $886.66
Plant Nameplate Capacity Ratings (year-end) (megawatts)             2,174        2,174        2,174
Maximum Peak-Hour Demand (megawatts):
Winter                                                              1,801        1,571        1,533
Summer                                                              1,795        1,898        1,828
Annual Load Factor (percent)                                         56.7         54.5         55.0
Plant Availability - Fossil-Steam (percent)                          92.2         88.9         91.2
- ----------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                 87.2         84.5         87.7
Oil and gas                                                           0.2          0.5          0.1
Purchased power -
  From non-affiliates                                                 2.8          1.5          0.8
  From affiliates                                                     9.8         13.5         11.4
- ----------------------------------------------------------------------------------------------------
Total                                                               100.0        100.0        100.0
====================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                10,614       10,390       10,347
Cost of fuel per million BTU (cents)                               189.55       197.37       200.30
Average cost of fuel per net kilowatt-hour generated (cents)         2.01         2.05         2.07
====================================================================================================

                                       31A



SELECTED FINANCIAL AND OPERATING DATA (continued)
Gulf Power Company 1994 Annual Report


====================================================================================================
                                                                     1991         1990         1989
- ----------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                      $231,220     $217,843     $203,781
Commercial                                                        130,691      124,066      118,897
Industrial                                                         92,300       91,041       84,671
Other                                                               1,860        1,805        1,586
- ----------------------------------------------------------------------------------------------------
Total retail                                                      456,071      434,755      408,935
Sales for resale - non-affiliates                                  69,636       73,855       67,554
Sales for resale - affiliates                                      29,343       38,563       39,244
- ----------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                          555,050      547,173      515,733
Other revenues                                                     10,157       20,652       12,088
- ----------------------------------------------------------------------------------------------------
Total                                                            $565,207     $567,825     $527,821
====================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                     3,455,100    3,360,838    3,293,750
Commercial                                                      2,272,690    2,217,568    2,169,497
Industrial                                                      2,117,408    2,177,872    2,094,670
Other                                                              17,118       18,866       17,209
- ----------------------------------------------------------------------------------------------------
Total retail                                                    7,862,316    7,775,144    7,575,126
Sales for resale - non-affiliates                               1,550,018    1,775,703    1,640,355
Sales for resale - affiliates                                   1,236,223    1,435,558    1,461,036
- ----------------------------------------------------------------------------------------------------
Total                                                          10,648,557   10,986,405   10,676,517
====================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                          6.69         6.48         6.19
Commercial                                                           5.75         5.59         5.48
Industrial                                                           4.36         4.18         4.04
Total retail                                                         5.80         5.59         5.40
Sales for resale                                                     3.55         3.50         3.44
Total sales                                                          5.21         4.98         4.83
Average Annual Kilowatt-Hour Use Per Residential Customer          13,320       13,173       13,173
Average Annual Revenue Per Residential Customer                   $891.38      $853.86      $815.00
Plant Nameplate Capacity Ratings (year-end) (megawatts)             2,174        2,174        2,174
Maximum Peak-Hour Demand (megawatts):
Winter                                                              1,418        1,310        1,814
Summer                                                              1,740        1,778        1,691
Annual Load Factor (percent)                                         57.0         55.2         52.6
Plant Availability - Fossil-Steam (percent)                          92.2         89.2         89.1
- ----------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                 82.0         69.8         78.3
Oil and gas                                                           0.1          0.5          0.2
Purchased power -
  From non-affiliates                                                 0.5          0.6          0.4
  From affiliates                                                    17.4         29.1         21.1
- ----------------------------------------------------------------------------------------------------
Total                                                               100.0        100.0        100.0
====================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                10,636       10,765       10,621
Cost of fuel per million BTU (cents)                               203.60       206.06       193.70
Average cost of fuel per net kilowatt-hour generated (cents)         2.17         2.22         2.06
====================================================================================================


                                       31B




SELECTED FINANCIAL AND OPERATING DATA (continued)
Gulf Power Company 1994 Annual Report


====================================================================================================
                                                                     1988         1987         1986
- ----------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                      $184,036     $199,701     $200,725
Commercial                                                        107,615      116,057      116,253
Industrial                                                         72,634       80,295       79,873
Other                                                               1,402        1,357        1,343
- ----------------------------------------------------------------------------------------------------
Total retail                                                      365,687      397,410      398,194
Sales for resale - non-affiliates                                 117,466      134,456      106,892
Sales for resale - affiliates                                      48,277       55,955       27,113
- ----------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                          531,430      587,821      532,199
Other revenues                                                     19,397           39       10,720
- ----------------------------------------------------------------------------------------------------
Total                                                            $550,827     $587,860     $542,919
====================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                     3,154,541    3,055,041    2,963,502
Commercial                                                      2,088,598    1,986,332    1,913,139
Industrial                                                      1,968,091    1,839,931    1,745,074
Other                                                              16,257       15,241       14,903
- ----------------------------------------------------------------------------------------------------
Total retail                                                    7,227,487    6,896,545    6,636,618
Sales for resale - non-affiliates                               1,911,759    2,138,390    1,609,146
Sales for resale - affiliates                                   2,326,238    2,689,487    1,078,500
- ----------------------------------------------------------------------------------------------------
Total                                                          11,465,484   11,724,422    9,324,264
====================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                          5.83         6.54         6.77
Commercial                                                           5.15         5.84         6.08
Industrial                                                           3.69         4.36         4.58
Total retail                                                         5.06         5.76         6.00
Sales for resale                                                     3.91         3.94         4.99
Total sales                                                          4.64         5.01         5.71
Average Annual Kilowatt-Hour Use Per Residential Customer          12,883       12,763       12,729
Average Annual Revenue Per Residential Customer                   $751.60      $834.31      $862.16
Plant Nameplate Capacity Ratings (year-end) (megawatts)             2,174        2,174        1,969
Maximum Peak-Hour Demand (megawatts):
Winter                                                              1,395        1,354        1,406
Summer                                                              1,613        1,617        1,678
Annual Load Factor (percent)                                         56.5         54.4         50.5
Plant Availability - Fossil-Steam (percent)                          88.2         92.8         90.5
- ----------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                 93.2         93.5         85.8
Oil and gas                                                           0.4          0.4          0.5
Purchased power -
  From non-affiliates                                                 0.4          0.4          1.9
  From affiliates                                                     6.0          5.7         11.8
- ----------------------------------------------------------------------------------------------------
Total                                                               100.0        100.0        100.0
====================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                10,461       10,512       10,639
Cost of fuel per million BTU (cents)                               178.00       197.53       239.26
Average cost of fuel per net kilowatt-hour generated (cents)         1.86         2.08         2.55
====================================================================================================


                                       31C


SELECTED FINANCIAL AND OPERATING DATA (continued)
Gulf Power Company 1994 Annual Report


======================================================================================
                                                                     1985         1984
- --------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                      $186,415     $174,302
Commercial                                                        109,631       98,408
Industrial                                                         81,621       83,538
Other                                                               1,346        1,334
- --------------------------------------------------------------------------------------
Total retail                                                      379,013      357,582
Sales for resale - non-affiliates                                 126,789      106,802
Sales for resale - affiliates                                      43,844       35,712
- --------------------------------------------------------------------------------------
Total revenues from sales of electricity                          549,646      500,096
Other revenues                                                     12,422        5,716
- --------------------------------------------------------------------------------------
Total                                                            $562,068     $505,812
======================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                     2,736,432    2,560,648
Commercial                                                      1,777,418    1,559,344
Industrial                                                      1,770,587    1,771,100
Other                                                              14,702       14,555
- --------------------------------------------------------------------------------------
Total retail                                                    6,299,139    5,905,647
Sales for resale - non-affiliates                               2,388,591    2,183,631
Sales for resale - affiliates                                   1,562,452    1,308,410
- --------------------------------------------------------------------------------------
Total                                                          10,250,182    9,397,688
======================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                          6.81         6.81
Commercial                                                           6.17         6.31
Industrial                                                           4.61         4.72
Total retail                                                         6.02         6.05
Sales for resale                                                     4.32         4.08
Total sales                                                          5.36         5.32
Average Annual Kilowatt-Hour Use Per Residential Customer          12,221       12,057
Average Annual Revenue Per Residential Customer                   $832.55      $820.71
Plant Nameplate Capacity Ratings (year-end) (megawatts)             1,969        1,969
Maximum Peak-Hour Demand (megawatts):
Winter                                                              1,517        1,209
Summer                                                              1,448        1,381
Annual Load Factor (percent)                                         53.4         54.9
Plant Availability - Fossil-Steam (percent)                          84.8         87.7
- --------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                 79.7         83.9
Oil and gas                                                           0.2          0.2
Purchased power -
  From non-affiliates                                                 0.4         (1.4)
  From affiliates                                                    19.7         17.3
- --------------------------------------------------------------------------------------
Total                                                               100.0        100.0
======================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                10,609       10,639
Cost of fuel per million BTU (cents)                               254.53       240.40
Average cost of fuel per net kilowatt-hour generated (cents)         2.70         2.60
=======================================================================================
